Exhibit 10(b)
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                                                        Draft--February 27, 1996

                   Plans Pursuant to Rule 18f-3(d) under the
                        Investment Company Act of 1940

     Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of Directors or Trustees of an investment company desiring to offer multiple classes pursuant to the Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges. This document constitutes such a plan (individually, a "Plan" and collectively, the "Plans") of each of the investment companies, or series thereof, listed on Schedule A attached hereto (each, a "Fund"). The Plan of any Fund is subject to amendment by action of the Board of Directors or Trustees (the "Board") of such Fund and without the approval of shareholders of any class, to the extent permitted by law and by the governing documents of such Fund.

     The Board, including a majority of the non-in terested Board members, has determined that the following separate arrangement and expense allocation, and the related exchange privileges, of each class of each Fund are in the best interest of each class of each Fund individually and each Fund as a whole:
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     1.  Class Designation.  Fund shares shall initially be divided into Class A
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shares and Class C shares.

     2.  Sales Charges and Distribution and Service Fees.
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     (a)  Initial Sales Charge.  Class A shares will be traditional front-end
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sales charge shares, offered at their net asset value ("NAV") plus a sales charge in the case of each Fund as described in such Fund's Prospectus as from time to time in effect.

     Class C shares will be offered at their NAV with out an initial sales charge.

     (b)  Service and Distribution Fees.  In respect of the Class A shares and
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Class C shares, each Fund will pay service and distribution fees under plans adopted for such classes pursuant to Rule 12b-1 under the 1940 Act (each a "12b-1 Plan").

     Pursuant to a 12b-1 Plan with respect to the Class A shares, if effective, each Fund will pay (i) at the time such shares are sold, a one-time distribution
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fee of up to 1% of the NAV of the shares sold in the amount of $1 million or more, including sales qualifying at such level under the rights of accumulation and statement of intention privileges, or to retirement plans with 100 or more eligible employees, as described in the Fund's Prospectus as from time to time in effect, (ii) a continuing distribution fee
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at an annual rate of 0.10% of the average daily NAV of the Class A share accounts of dealers who meet certain sales and redemption criteria, and (iii) a
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continuing service fee at an annual rate not to exceed 0.25% of the average daily NAV of the Class A shares. The Board will have the authority to increase the distribution fees payable under such 12b-1 Plan by a vote of the Board, including a majority of the in dependent directors thereof, up to an annual rate of 0.50% of the average daily NAV of the Class A shares. The effective dates of various of the 12b-1 Plans for the Class A shares are based on achievement by the Funds of specified total NAV's for the Class A shares of each Fund.

     Pursuant to a 12b-1 Plan with respect to the Class C shares, each Fund will pay a one-time service and distribution fee at the time such shares are sold of up to 1% of their NAV and a continuing annual fee, commencing 12 months after the first anniversary of such sale, of up to 1% of the average annual NAV of such shares then outstanding (each fee comprised of .25% in service fees and
 .75% in distribution fees).

     (c)  Contingent Deferred Reimbursement Charges ("CDRC").  Subject to some
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exceptions, Class A shares subject to the one-time sales distribution fee of up to 1% under the Rule 12b-1 Plan for the Class A shares will be subject to a CDRC equal to 1% of the lower of the cost or then NAV of such shares if the shares are redeemed for cash

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on or before the end of the twenty-fourth month after the month in which the shares were purchased.

     Class C shares will be subject to a CDRC equal to 1% of the lower of the cost or then NAV of the shares if the shares are redeemed for cash before the first anniversary of their purchase.

     3.  Liability and Expense Allocation.  The following expenses and
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liabilities therefor shall be allocated, to the extent such expenses can reasonably be identified as relating to a particular class, on a class-specific basis: (a) fees under a 12b-1 Plan applicable to a specific class (net of any CDRC paid with respect to shares of such class and retained by the Fund) and any other costs relating to implementing or amending such Plan, including obtaining shareholder approval of such Plan or any amendment thereto; (b) transfer and shareholder servicing agent fees and shareholder servicing costs identifiable as being attrib utable to the particular provisions of a specific class; (c) stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class; (d) Blue Sky reg istration fees incurred by a specific class; (e) Securities and Exchange Commission registration fees incurred by a specific class; (f) Board fees or expenses identifiable as

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

being attributable to a specific class; (g) auditor's fees and expense relating solely to a specific class; (h) litigation expenses and legal fees and expense relating solely to a specific class; (i) expenses incurred in connection with shareholders meetings as a result of issues relating solely to a specific class and (j) other expenses relating solely to a specific class. All such liabilities and expenses incurred by a class of shares will be charged directly to the net assets of the particular class and thus will be borne on a pro rata basis by the outstanding shares of such class.

     4.  Dividends.  Dividends paid by a Fund as to each class of its shares, to
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the extent any dividends are paid, will be calculated in the same manner, will be paid at the same time, and will be in the same amount, except that any liabilities and expenses allocated to a class as pro vided above will be borne exclusively by that class.

     5.  Net Asset Values.  The NAV of each share of a class of a Fund shall be
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determined in accordance with the Articles of Incorporation or Declaration of
Trust of such Fund with appropriate adjustments to reflect the differing allocations of liabilities and expenses of such Fund between its classes as provided above. [Attached hereto as Exhibit

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A is a sample calculation of the NAV's of a Class A share and a Class C share.]

     6.  Conversion Features.  Subject to amendment by the Board, no class of
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shares shall be subject to any automatic conversion feature at this time.

     7.  Exchange Privileges.  Except as set forth in the Fund's prospectus,
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shares of any class of a Fund may be exchanged, at the holder's option, for shares of the same class of another Fund, or other Lord Abbett-sponsored fund or series thereof, without the imposition of any sales charge, fee or other charge.

     Each Plan is qualified by and subject to the terms of the then current prospectus for the applicable Fund; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms con tained herein. The prospectus for each Fund contains addi tional information about that Fund's classes and its multiple-class structure.

     Each Plan is being adopted for a Fund with the approval of, and all material amendments thereto must be approved by, a majority of the Board of such Fund, including a majority of the Board who are not interested persons of the Fund.

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                                                                      Schedule A
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                       The Lord Abbett - Sponsored Funds
                      Establishing Multi-Class Structures
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Lord Abbett Affiliated Fund, Inc.
Lord Abbett Bond-Debenture Fund, Inc.
Lord Abbett Developing Growth Fund, Inc.
Lord Abbett Global Fund, Inc.
        Equity Series
        Income Series
Lord Abbett Investment Trust
        Lord Abbett Balanced Series
        Lord Abbett Limited Duration U.S. Government Securities Series
        Lord Abbett U.S. Government Securities Series
Lord Abbett Securities Trust
        Lord Abbett Growth & Income Trust
Lord Abbett Tax-Free Income Fund, Inc.
        California Series
        National Series
        New York Series
Lord Abbett Tax-Free Income Trust
        Florida Series
Lord Abbett U.S. Government Securities Money Market Fund, Inc.